Exhibit 10.23

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is dated November      , 2008 and effective immediately amends the Employment Agreement with an effective date of November 10, 2005 (hereinafter the “Original Agreement”) by and between Peter R. Ingram (hereinafter the “Employee”) and Hawaiian Airlines, Inc., a Hawaii corporation (hereinafter the “Company”).

For due consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree and acknowledge that:

Paragraph 8., PAYMENTS UPON TERMINATION WITHOUT CAUSE IN EXCHANGE FOR AGREEMENT TO WAIVE ALL CLAIMS, of the Original Agreement shall be amended in relevant part to read as follows (the new, added language is underscored for identification and emphasis):

a.             If Company terminates Employee’s at will employment without Cause, in addition to Accrued Obligations, Employee shall be entitled to the following payments in exchange for a valid release and waiver of all claims thorough the Termination Date that Employee may have at that time against Company or related persons or entities (“Waiver of All Claims”): Company shall pay to Employee an amount equal to Employee’s Base Salary and medical/dental premiums for one year plus the prorated value of any Performance Bonus to which Employee would have  been entitled in the current year (“the Settlement Sum”). The Settlement Sum shall be paid in a lump sum, less applicable withholdings, on the Termination Date. Company shall provide all information for continuation of fringe benefits to the extent required by law.

All other terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be executed as of the date written above.

COMPANY		EMPLOYEE

By:	/s/ Mark B.Dunkerley	By:	/s/ Peter R. Ingram
	Mark B.Dunkerley		Peter R. Ingram
President & Chief Executive Officer
Hawaiian Airlines, Inc.